CALCULATION OF REGISTRATION FEE (1)

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee (2)
1.150% Senior Notes due 2017	$500,000,000	99.903%	$499,515,000	$64,337.53
2.125% Senior Notes due 2019	$500,000,000	99.990%	$499,950,000	$64,393.56
2.750% Senior Notes due 2021	$500,000,000	99.815%	$499,075,000	$64,280.86
3.375% Senior Notes due 2024	$750,000,000	99.940%	$749,550,000	$96,542.04
4.200% Senior Notes due 2034	$500,000,000	99.355%	$496,775,000	$63,984.62
4.400% Senior Notes due 2044	$1,000,000,000	99.207%	$992,070,000	$127,778.62
4.700% Senior Notes due 2064	$750,000,000	99.083%	$743,122,500	$95,714.18
Total	$4,500,000,000	—	$4,480,057,500	$577,031.41

(1)	The information in this Calculation of Registration Fee Table (including the footnotes hereto) updates, with respect to the securities offered hereby, the information set forth in the Calculation of Registration Fee Table included in the Registration Statement on Form S-3 (No. 333-197036) filed by the registrant on June 26, 2014.
(2)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-197036

PROSPECTUS SUPPLEMENT

To Prospectus dated June 26, 2014

$4,500,000,000

Monsanto Company

$500,000,000 1.150% Senior Notes due 2017

$500,000,000 2.125% Senior Notes due 2019

$500,000,000 2.750% Senior Notes due 2021

$750,000,000 3.375% Senior Notes due 2024

$500,000,000 4.200% Senior Notes due 2034

$1,000,000,000 4.400% Senior Notes due 2044

$750,000,000 4.700% Senior Notes due 2064

The senior notes due 2017 (the “2017 notes”) will bear interest at the rate of 1.150% per year. The senior notes due 2019 (the “2019 notes”) will bear interest at the rate of 2.125% per year. The senior notes due 2021 (the “2021 notes”) will bear interest at the rate of 2.750% per year. The senior notes due 2024 (the “2024 notes”) will bear interest at the rate of 3.375% per year. The senior notes due 2034 (the “2034 notes”) will bear interest at the rate of 4.200% per year. The senior notes due 2044 (the “2044 notes”) will bear interest at the rate of 4.400% per year. The senior notes due 2064 (the “2064 notes”) will bear interest at the rate of 4.700% per year. We refer to the 2017 notes, the 2019 notes, the 2021 notes, the 2024 notes, the 2034 notes, the 2044 notes and the 2064 notes collectively as the “notes.” Interest on the 2017 notes is payable on June 30 and December 30 of each year, beginning on December 30, 2014. Interest on the 2019 notes, 2021 notes, 2024 notes, 2034 notes, 2044 notes and 2064 notes is payable on January 15 and July 15 of each year, beginning on January 15, 2015. The 2017 notes will mature on June 30, 2017, the 2019 notes will mature on July 15, 2019, the 2021 notes will mature on July 15, 2021, the 2024 notes will mature on July 15, 2024, the 2034 notes will mature on July 15, 2034, the 2044 notes will mature on July 15, 2044 and the 2064 notes will mature on July 15, 2064. We may redeem some or all of the notes of any series at any time at the applicable redemption prices described under “Description of Notes — Optional Redemption.” If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders. See “Description of Notes — Offer to Repurchase Upon Change of Control Triggering Event.”

If a “tax event” occurs, we may redeem the 2064 notes in whole, but not in part, at our option, at a redemption price equal to 100% of the principal amount of the 2064 notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date. See “Description of the Notes — Tax Event Redemption of the 2064 Notes.”

The notes will be senior unsecured obligations of Monsanto and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Before investing in the notes, you should consider the risks that are described under “Risk Factors” beginning on page S-7 of this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K for the year ended August 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2014.

	Public Offering Price (1)	Underwriting Discount	Proceeds to Monsanto (before expenses) (1)
Per 2017 note	99.903%	0.450%	99.453%
Total	$499,515,000	$2,250,000	$497,265,000
Per 2019 note	99.990%	0.600%	99.390%
Total	$499,950,000	$3,000,000	$496,950,000
Per 2021 note	99.815%	0.625%	99.190%
Total	$499,075,000	$3,125,000	$495,950,000
Per 2024 note	99.940%	0.650%	99.290%
Total	$749,550,000	$4,875,000	$744,675,000
Per 2034 note	99.355%	0.875%	98.480%
Total	$496,775,000	$4,375,000	$492,400,000
Per 2044 note	99.207%	0.875%	98.332%
Total	$992,070,000	$8,750,000	$983,320,000
Per 2064 note	99.083%	1.000%	98.083%
Total	$743,122,500	$7,500,000	$735,622,500

(1)  Plus accrued interest, if any, from July 1, 2014 to the date of delivery.

We expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about July 1, 2014.

Joint Book-Running Managers

Citigroup	J.P. Morgan

BofA Merrill Lynch	Goldman, Sachs & Co.	Morgan Stanley

Barclays	Mitsubishi UFJ Securities	RBS

Co-Managers

Credit Agricole CIB	Mizuho Securities	Rabo Securities	Wells Fargo Securities

BNY Mellon Capital Markets, LLC	Fifth Third Securities	Santander	SOCIETE GENERALE

Standard Chartered Bank	UniCredit Capital Markets	The Williams Capital Group, L.P.

Prospectus Supplement dated June 26, 2014

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated June 26, 2014, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on our behalf to which we have referred you in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

As used in this prospectus supplement, “Monsanto,” “the company,” “we,” “our” and “us” are used interchangeably to refer to Monsanto Company or to Monsanto Company and its subsidiaries, unless we state or the context implies otherwise, including, without limitation, with respect to the description of the notes or their terms or provisions (which are obligations of Monsanto Company but not any of its subsidiaries).

Unless otherwise indicated, trademarks owned or licensed by Monsanto or its subsidiaries are shown in italics. Unless otherwise indicated, references to “Roundup herbicides” mean Roundup branded herbicides, excluding all lawn-and-garden herbicides, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In the interests of our investors, and in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, this section explains some of the important reasons that actual results may be materially different from those that we anticipate. In this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, we share our expectations for our company’s future performance. These forward-looking statements include statements about our business plans; the potential development, regulatory approval, and public acceptance of our products; our expected

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financial performance, including sales performance, and the anticipated effect of our strategic actions; the anticipated benefits of recent acquisitions; the outcome of contingencies, such as litigation and the previously announced Securities and Exchange Commission (“SEC”) investigation; domestic or international economic, political and market conditions; and other factors that could affect our future results of operations or financial position. Any statements we make that are not matters of current reportage or historical fact should be considered forward-looking. Such statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” and similar expressions. By their nature, these types of statements are uncertain and are not guarantees of our future performance.

Since these statements are based on factors that involve risks and uncertainties, our company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; expected higher levels of indebtedness and the company’s ability to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors described or referenced in this prospectus supplement, the accompanying prospectus, Part I — Item 1A of our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Part II — Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2014, and in other documents incorporated by reference herein.

Our forward-looking statements represent our estimates and expectations and are based on currently available information at the time that we make those statements. However, circumstances change constantly, often unpredictably, and many events beyond our control will determine whether the expectations encompassed in our forward-looking statements will be realized. As a result, investors should not place undue reliance on these forward-looking statements. We disclaim any current intention or obligation to revise or update any forward-looking statements, or the factors that may affect their realization, whether in light of new information, future events or otherwise, and investors should not rely on us to do so.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about Monsanto and this offering. It may not contain all of the information that may be important to you in deciding whether to purchase the notes. We encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in them, and any related free writing prospectus prior to deciding whether to purchase the notes.

Monsanto Company

Monsanto is a leading global provider of agricultural products for farmers. Our seeds, biotechnology trait products, herbicides and precision agriculture tools provide farmers with solutions that help improve productivity, reduce the costs of farming and produce better foods for consumers and better feed for animals.

We produce leading seed brands, including DEKALB, Asgrow, Deltapine, Seminis and De Ruiter, and we develop biotechnology traits that assist farmers in controlling insects and weeds and precision agriculture to assist farmers in decision making. We also provide other seed companies with genetic material and biotechnology traits for their seed brands. We also manufacture Roundup and Harness brand herbicides and other herbicides.

*            *             *

Our principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and our telephone number is (314) 694-1000.

The Offering

The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the notes.

Issuer	Monsanto Company.

Securities Offered	$500,000,000 aggregate principal amount of 1.150% Senior Notes due 2017.

$500,000,000 aggregate principal amount of 2.125% Senior Notes due 2019.

$500,000,000 aggregate principal amount of 2.750% Senior Notes due 2021.

$750,000,000 aggregate principal amount of 3.375% Senior Notes due 2024.

$500,000,000 aggregate principal amount of 4.200% Senior Notes due 2034.

$1,000,000,000 aggregate principal amount of 4.400% Senior Notes due 2044.

$750,000,000 aggregate principal amount of 4.700% Senior Notes due 2064.

Maturity	June 30, 2017 for the 2017 notes.

July 15, 2019 for the 2019 notes.

July 15, 2021 for the 2021 notes.

July 15, 2024 for the 2024 notes.

July 15, 2034 for the 2034 notes.

July 15, 2044 for the 2044 notes.

July 15, 2064 for the 2064 notes.

Interest	Interest on the 2017 notes will accrue from July 1, 2014 and will be payable in arrears on June 30 and December 30 of each year, beginning December 30, 2014. Interest on the 2019 notes, 2021 notes, 2024 notes, 2034 notes, 2044 notes and 2064 notes will accrue from July 1, 2014 and will be payable in arrears on January 15 and July 15 of each year, beginning January 15, 2015.

Optional Redemption.

We may redeem the 2017 notes, 2019 notes or 2021 notes, in whole at any time or in part from time to time, the 2024 notes, in whole at any time or in part from time to time prior to April 15, 2024 (three months prior to the maturity date of the 2024 notes), the 2034 notes, in whole at any time or in part from time to time prior to January 15, 2034 (six months prior to the maturity date of the 2034 notes), the 2044 notes, in whole at any time or in part from time to time prior to January 15, 2044 (six months prior to the maturity date of the 2044 notes) and the

2064 notes, in whole at any time or in part from time to time prior to January 15, 2064 (six months prior to the maturity date of the 2064 notes), in each case, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined herein) plus 5 basis points, in the case of the 2017 notes, 10 basis points, in the case of the 2019 notes, 10 basis points, in the case of the 2021 notes, 15 basis points, in the case of the 2024 notes, 15 basis points, in the case of the 2034 notes, 20 basis points, in the case of the 2044 notes, and 25 basis points, in the case of the 2064 notes.

plus, in each case, accrued and unpaid interest on the notes being redeemed to but excluding the redemption date.

In addition, at any time on and after April 15, 2024 (three months prior to the maturity date of the 2024 notes), with respect to the 2024 notes, January 15, 2034 (six months prior to the maturity date of the 2034 notes), with respect to the 2034 notes, January 15, 2044 (six months prior to the maturity date of the 2044 notes), with respect to the 2044 notes, or January 15, 2064 (six months prior to the maturity date of the 2064 notes), with respect to the 2064 notes, we may redeem some or all of the notes of the applicable series, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes being redeemed to but excluding the redemption date. See “Description of Notes — Optional Redemption.”

Tax Event Redemption of 2064 Notes	If a “tax event” occurs, we may redeem the 2064 notes in whole, but not in part, at our option, at any time within 90 days following the occurrence of such event, at a redemption price equal to 100% of the principal amount of the 2064 notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date. See “Description of the Notes — Tax Event Redemption of the 2064 Notes.”

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event” (as defined herein), we will be required, unless we have exercised our right to redeem the notes, within a specified period, to make an offer to purchase all of the notes at a price equal to 101% of the principal amount, plus any accrued and unpaid interest on the notes being redeemed to but excluding the date of repurchase. See “Description of Notes — Offer to Repurchase Upon Change of Control Triggering Event.”

Ranking	The notes will be unsecured and unsubordinated obligations of Monsanto and will rank on a parity with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. At May 31, 2014, we had approximately $3.2 billion of indebtedness outstanding on a consolidated basis and our subsidiaries had approximately $2.6 billion of outstanding liabilities reflected in our financial statements, of which approximately $138.7 million was owed by our subsidiaries to outside parties. See “Description of Notes — General.”

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:

•	incur indebtedness secured by operating properties;

•	enter into certain sale and leaseback transactions with respect to operating properties; and

•	enter into certain mergers, consolidations and transfers of substantially all of our assets.

The above restrictions are subject to significant exceptions. See “Description of Debt Securities — Certain Restrictions in the Indenture” and “Description of Debt Securities — Consolidation, Merger, Conveyance, Transfer or Lease of Assets” in the accompanying prospectus.

Form and Denomination	We will issue the notes of each series in the form of fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Additional Issuances	We may from time to time, without giving notice to or seeking the consent of the holders of the notes of any series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes of a series offered hereby. Any additional debt securities having such similar terms, together with notes of the applicable series offered hereby, will constitute a single series of securities under the indenture.

Use of Proceeds	We expect to use the proceeds from this offering, proceeds from the issuance of up to $1.2 billion of commercial paper, and available cash, to fund the $6 billion accelerated portion of our share repurchase programs and for other general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” we intend to use the net proceeds from the sale of the notes to fund repurchases of our common stock. Certain of the underwriters (or their affiliates) may be holders of shares of our common stock or may facilitate such repurchases and therefore would receive a portion of the proceeds from this offering. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds as a result of the repurchases, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (“QIU”) is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Material United States Federal Income Tax Considerations	See “Material United States Federal Income Tax Considerations.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Ratios of Earnings to Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense and our estimate of the interest component of rent expense.

	Years Ended August 31,					Nine Months Ended May 31, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	17.18x	7.44x	11.03x	12.56x	14.85x	22.30x

RISK FACTORS

You should carefully consider the following risk factors and the information discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended August 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

The notes are effectively subordinated to the indebtedness of our subsidiaries.

Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your claims against the assets of our subsidiaries, as a holder of our notes, will be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. At May 31, 2014, we had approximately $3.2 billion of indebtedness outstanding on a consolidated basis and our subsidiaries had approximately $2.6 billion of outstanding liabilities reflected in our financial statements, of which approximately $138.7 million was owed by our subsidiaries to outside parties.

The notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The notes are not secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender. Accordingly, the secured lenders will have a prior claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of these notes can be satisfied. As of the date of this prospectus supplement, we do not have significant amounts of secured indebtedness.

Negative covenants in the indenture offer only limited protection to holders of the notes.

The indenture governing the notes will contain negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or redeem our securities;

•	restrict our ability to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to make investments.

In addition, the limitation on secured indebtedness covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the notes. See “Description of Debt Securities — Certain Restrictions in the Indenture” in the accompanying prospectus for a description of this covenant and related definitions. In light of these exceptions, holders of the notes may be structurally subordinated to new lenders.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of its rating may be obtained from each rating agency. There can be no assurance that the credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in the rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may not have sufficient funds available to finance the offer to redeem the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to offer to repurchase all of the notes which are then outstanding. We cannot assure you that we will have sufficient funds available to make any required repurchases of the notes upon such an event. Any failure to purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under our senior credit facilities. A default could result in the declaration of the principal and interest on all the notes and our indebtedness outstanding under the senior credit facilities to be due and payable.

There may not be active trading markets for the notes and future trading prices of the notes will depend upon many factors.

There are no existing markets for the notes of any series and we do not intend to apply for listing of the notes of any series on any securities exchange or any automated quotation system. Accordingly, trading markets for the notes of any series may not develop and any markets that do develop may not provide sufficient liquidity for the holders to sell their notes at attractive prices, or at all. Future trading prices of the notes of any series will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes of any series.

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering of the notes will be approximately $4.4 billion, after deducting underwriting discounts and our expenses.

In June 2013, our board of directors authorized repurchases of up to $2.0 billion of our common stock over a three-year period, of which $1.1 billion remains available as of June 25, 2014. On June 25, 2014, we announced an additional two-year $10.0 billion share repurchase program, and an intention to repurchase approximately $6 billion of our common stock on an accelerated basis in the near term. We expect to use the proceeds from this offering, proceeds from the issuance of up to $1.2 billion of commercial paper, and available cash, to fund the accelerated portion of our share repurchase programs; and, to the extent there are any remaining proceeds, for other general corporate purposes. Pending such uses, we may temporarily invest the net proceeds in interest-bearing investments.

Certain of the underwriters (or their affiliates) may be holders of shares of our common stock or may facilitate such repurchases and therefore would receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of May 31, 2014 on an actual basis and as adjusted to give effect to the issuance of the notes in this offering, as well as the expected issuance of commercial paper to complete the expected repurchase of approximately $6 billion of our common stock on an accelerated basis in the near term, but not to give effect to the use of the proceeds. See “Use of Proceeds.” You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, which is incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	As of May 31, 2014
	Actual	As Adjusted
	(in millions)
Short-Term Debt:
Commercial paper	$—	$1,200
Other short-term debt, including current portion of long-term debt(1)	162	162

Total short-term debt	$162	$1,362
Long-Term Debt:
Long-term debt(2)(3)	3,049	3,049
1.150% Senior Notes due 2017 offered hereby	—	500	(5)
2.125% Senior Notes due 2019 offered hereby	—	500	(5)
2.750% Senior Notes due 2021 offered hereby	—	499	(5)
3.375% Senior Notes due 2024 offered hereby	—	750	(5)
4.200% Senior Notes due 2034 offered hereby	—	497	(5)
4.400% Senior Notes due 2044 offered hereby	—	992	(5)
4.700% Senior Notes due 2064 offered hereby	—	743	(5)

Total debt	$3,211	$8,892
Equity(4):
Total Monsanto Company shareowners’ equity	$14,662	$14,662
Noncontrolling interest	188	188

Total shareowners’ equity	14,850	14,850

Total capitalization	$18,061	$23,742

(1)	Short-term debt includes $33.0 million of Monsanto Company debt. The balance of debt is issued by our subsidiaries.
(2)	Long-term debt at May 31, 2014 consisted of notes with maturities ranging from 2016 to 2043. In addition, $2.0 billion was available for borrowing under our credit facility maturing in April 2016.
(3)	Long-term debt includes $3.0 billion of Monsanto Company debt outstanding at May 31, 2014, but does not include the notes offered hereby. The balance of long-term debt is issued by our subsidiaries.
(4)	As adjusted equity amounts do not reflect our plans to repurchase up to $11.1 billion of our common stock, including the expected repurchase of approximately $6 billion of our common stock on an accelerated basis in the near term. See “Use of Proceeds.”
(5)	Includes the gross proceeds from the notes offered hereby, which are reflected at their discounted amounts. The discounts will be amortized over the life of the notes, as applicable.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements and, to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms and provisions of the Debt Securities, to which description reference is hereby made. The following summary of certain provisions of the notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the Indenture. Certain terms used but not defined herein shall have the meanings given to them in the accompanying prospectus, the Indenture, or the notes, as the case may be. As used in this section, “Monsanto,” “we,” “our,” and “us” refer to Monsanto Company, the issuer of the notes, and not any of its subsidiaries.

General

The notes of each series will constitute a separate series of debt securities to be issued under an Indenture to be entered into between Monsanto and The Bank of New York Mellon Trust Company, N.A., as trustee, the terms of which are more fully described in the accompanying prospectus. The notes will be unsecured obligations of Monsanto and will rank on a parity with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your claims against the assets of our subsidiaries, as a holder of our notes, will be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. At May 31, 2014, we had approximately $3.2 billion of indebtedness outstanding on a consolidated basis and our subsidiaries had approximately $2.6 billion of outstanding liabilities reflected in our financial statements, of which approximately $138.7 million was owed by our subsidiaries to outside parties.

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The Indenture does not limit our ability to incur additional indebtedness. We may from time to time, without giving notice to or seeking the consent of the holders of the notes of any series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes of a series offered hereby. Any additional debt securities having such similar terms, together with the notes of the applicable series offered hereby, will constitute a single series of securities under the indenture.

The notes of each series will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by global securities registered in the name of a nominee of DTC. Except as described in this prospectus supplement under “— Book-Entry System; Delivery and Form” and in the accompanying prospectus under “Description of Debt Securities — Book-Entry Debt Securities,” the notes will not be issuable in certificated form.

Principal Amount; Interest; Maturity

We will issue seven series of notes consisting of $500,000,000 initial principal amount of the 2017 notes that will mature on June 30, 2017, $500,000,000 initial principal amount of the 2019 notes that will mature on July 15, 2019, $500,000,000 initial principal amount of the 2021 notes that will mature on July 15, 2021, $750,000,000 initial principal amount of the 2024 notes that will mature on July 15, 2024, $500,000,000 initial principal amount of the 2034 notes that will mature on July 15, 2034, $1,000,000,000 initial principal amount of the 2044 notes that will mature on July 15, 2044 and $750,000,000 initial principal amount of the 2064 notes that will mature on July 15, 2064.

Interest on the notes will accrue from July 1, 2014, at 1.150% per year, in the case of the 2017 notes, 2.125% per year, in the case of the 2019 notes, 2.750% per year, in the case of the 2021 notes, 3.375% per year, in the case of the 2024 notes, 4.200% per year, in the case of the 2034 notes, 4.400% per year, in the case of the 2044 notes and 4.700% per year, in the case of the 2064 notes. Interest on the 2017 notes will be payable semi-annually, in arrears, on June 30 and December 30, beginning December 30, 2014, to the persons in whose names the 2017 notes are registered at the close of business on the June 15 or December 15, as applicable, preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable. Interest on the 2019 notes, 2021 notes, 2024 notes, 2034 notes, 2044 notes and 2064 notes will be payable semi-annually, in arrears, on January 15 and July 15, beginning January 15 2015, to the persons in whose names the notes are registered at the close of business on the January 1 or July 1, as applicable, preceding the respective interest payment dates, except that interest payable at maturity will be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of such a delayed payment. A “business day” is defined as a day other than a Saturday, Sunday or legal holiday or other day on which banking institutions or trust companies in New York City, or any other city in which the paying agent is being utilized, are authorized or required by law, regulation or executive order to close.

Optional Redemption

We may redeem the 2017 notes, 2019 notes or 2021 notes, in whole at any time or in part from time to time, the 2024 notes, in whole at any time or in part from time to time prior to April 15, 2024 (three months prior to the maturity date of the 2024 notes), the 2034 notes, in whole at any time or in part from time to time prior to January 15, 2034 (six months prior to the maturity date of the 2034 notes), the 2044 notes, in whole at any time or in part from time to time prior to January 15, 2044 (six months prior to the maturity date of the 2044 notes) and the 2064 notes, in whole at any time or in part from time to time prior to January 15, 2064 (six months prior to the maturity date of the 2064 notes), in each case, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 5 basis points, in the case of the 2017 notes, 10 basis points, in the case of the 2019 notes, 10 basis points, in the case of the 2021 notes, 15 basis points, in the case of the 2024 notes, 15 basis points , in the case of the 2034 notes, 20 basis points, in the case of the 2044 notes, and 25 basis points, in the case of the 2064 notes, plus, in each case, accrued and unpaid interest on the notes being redeemed to but excluding the redemption date.

In addition, at any time on and after April 15, 2024 (three months prior to the maturity date of the 2024 notes), with respect to the 2024 notes, January 15, 2034 (six months prior to the maturity date of the 2034 notes), with respect to the 2034 notes, January 15, 2044 (six months prior to the maturity date of the 2044 notes), with respect to the 2044 notes, January 15, 2064 (six months prior to the maturity date of the 2034 notes), with respect to the 2064 notes, we may redeem some or all of the notes of the applicable series, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes being redeemed to but excluding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury

Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Monsanto will substitute another Primary Treasury Dealer; and (ii) two other Primary Treasury Dealers selected by Monsanto.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the Indenture.

Holders of notes to be redeemed will receive notice by first-class mail at least 30 days but not more than 60 days before the date of redemption.

If fewer than all of the notes are to be redeemed, DTC, in the case of the notes represented by a global security, will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as DTC deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

In addition, we may at any time purchase any of the notes by tender, in the open market or by private agreement, subject to applicable law.

Tax Event Redemption of the 2064 Notes

If a Tax Event occurs, we may redeem the 2064 notes, in whole, but not in part, at our option at any time within 90 days following the occurrence of such Tax Event, at a redemption price equal to 100% of the principal amount of the 2064 notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

“Tax Event” means that we shall have received an opinion of nationally recognized independent tax counsel that, as a result of:

•	any amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

•	any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, by any court, governmental agency or regulatory authority (any of the foregoing, an “Administrative or Judicial Action”);

•	any amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

•	a threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the 2064 notes, in each case, occurring or becoming publicly-known on or after the original issue date of the 2064 notes, there is more than an insubstantial increase in the risk that interest payable by us on the 2064 notes is not, or within 90 days will not be, deductible, in whole or in part, by us for United States federal income tax purposes.

Holders of 2064 notes to be redeemed will receive notice by first-class mail (and/or, to the extent permitted by applicable procedures or regulations, electronically) at least 30 and not more than 60 days before the redemption date.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event in respect of the notes of a series, unless we have exercised our right to redeem the applicable notes as described under “— Optional Redemption,” each holder of the applicable notes will have the right to require us to purchase all or a portion of such holder’s notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the rights of holders to receive interest due on the scheduled interest payment dates.

Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior thereto but after the public announcement of the pending Change of Control, we will send, by first class mail, a notice to each holder of the applicable notes setting forth our offer to purchase the notes, specifying the purchase date, which will be no earlier than 30 days nor later than 60 days from the date the notice is mailed, unless otherwise required by law. If mailed prior to the date of the Change of Control, the notice will state that the offer is subject to completion of the change in control. Holders electing to sell their notes will be required to surrender their notes in accordance with the offer, to the paying agent at the address to be specified in the notice, or transfer their notes to the paying agent by book-entry transfer, prior to the close of business on the third business day prior to the payment date.

We will not be required to make a Change of Control offer in respect of the notes if a third party makes such an offer in the manner and at the times referred to above and otherwise in compliance with the requirements referred to above, and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Change of Control” means any of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Monsanto and its subsidiaries to any “person” (as that term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”));

•	any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting power of our outstanding shares;

•	we consolidate with, or merge with or into, any entity, or any entity consolidates with or merges with or into us, unless following the transaction our shareholders prior to the transaction own a majority of the voting power of the outstanding shares of the surviving entity;

•	the first day on which the majority of the members of our board of directors cease to be continuing directors, which are (i) persons who are directors at the date of issuance of the notes or (ii) persons nominated or elected with the approval of a majority of continuing directors; or

•	the adoption of a plan for our liquidation or dissolution.

“Change of Control Triggering Event” means, the notes of a series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period starting 60 days prior to our first public announcement of any Change of Control and ending 60 days following consummation of the Change of Control (subject to extension so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change, other than an announcement with positive implications), and the applicable Rating Agencies confirm that any reduction in ratings is attributable to the change in control. However, no Change of Control Triggering Event will be deemed to have occurred unless and until the Change of Control has been consummated.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors for reasons outside of our control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. will be the trustee under the Indenture. Its affiliate, The Bank of New York Mellon, is a participant in revolving credit agreements with Monsanto, and may provide other banking and financial services to Monsanto.

Book-Entry System; Delivery and Form

Global Notes

We will issue the notes in the form of global notes in definitive, fully registered, book–entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book–entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book–entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates.

•	Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants.

•	The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book–entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book–entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross–market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross–market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same–day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time–zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the notes. This summary is generally limited to holders that acquire the notes pursuant to this offering, at their initial offering price, and hold the notes as “capital assets” (generally, property held for investment) for United States federal income tax purposes. This discussion does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the United States federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the United States dollar, and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The United States federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury regulations, court decisions, and rulings and pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to change or differing interpretations, at any time, with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the United States federal estate or gift tax laws.

The determination of whether an instrument is classified as indebtedness, rather than as equity, for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial, or administrative authority that directly addresses the United States federal income tax treatment of an instrument similar to the notes. We believe that the notes constitute indebtedness for United States federal income tax purposes, and the remainder of this summary assumes such treatment. We will treat the notes as indebtedness for United States federal income tax purposes. By acquiring an interest in a note, each beneficial owner of a note is deemed to agree to treat the notes as indebtedness for United States federal income tax purposes.

Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situation, as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

Possible Treatment as Contingent Payment Debt Instruments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of Notes — Optional Redemption” and “Description of Notes — Offer to Repurchase Upon Change of Control Triggering Event.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our determination regarding the remoteness of such contingency is binding on each U.S. holder unless a U.S. holder explicitly discloses to the IRS, in the proper manner, that its determination is different than ours.

Our determination is not binding on the IRS and it is possible that the IRS may take a different position regarding the likelihood of such additional payments, in which case, if that position were sustained, the timing, amount and character of income recognized with respect to a note may be substantially different than described herein and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on the disposition of a note. The remainder of this discussion assumes that the IRS will not take a different position, or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the possibility of additional payments.

U.S. Holders

Payments of Interest

Payments of interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting).

Original Issue Discount

It is expected that the notes will not be issued with an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount (“OID”) rules. If, however, the “stated redemption price at maturity” (generally equal to the sum of all payments required under the notes other than payments of qualified stated interest) of the notes exceeds the issue price by more than a de minimis amount, U.S. holders will be required to include OID in income for United States federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. holders’ method of accounting. As a result, U.S. holders may be required to include OID in taxable income prior to the receipt of cash by such U.S. holders.

Acquisition Premium

If you purchase a note at a cost greater than the note’s redemption amount, you will be considered to have purchased the note at a premium (referred to as “bond premium”), and you may elect to amortize the bond premium as an offset to interest income, using a constant yield method, over the remaining term of the note. Amortizable bond premium is treated as a reduction of interest on the note instead of as a deduction. If you elect to amortize the bond premium, you will be required to reduce your tax basis in the note by the amount of the bond premium amortized during your holding period. If you do not elect to amortize bond premium, the amount of bond premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize bond premium and you hold the note to maturity, you generally will be required to treat the bond premium as capital loss when the note matures. If you elect to amortize the bond premium, the election generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS.

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize gain or loss on the sale, redemption, exchange, or other taxable disposition of a note, in an amount equal to the difference between (i) the proceeds received by the holder in exchange for such note (less an amount attributable to any accrued but unpaid interest not previously included in income, which will be treated as a payment of interest for United States federal income tax purposes) and (ii) the U.S. holder’s adjusted tax basis in the note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. In general, a U.S. holder’s adjusted tax basis in a note will equal the amount paid for the note increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss recognized by a U.S. holder on a disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year. Under current United States federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult with their own tax advisors concerning these tax law provisions.

Medicare Tax

A 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the notes, or proceeds from the taxable disposition of the notes, may be subject to information reporting and may also be subject to United States federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable United States information reporting and certification requirements.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. Holders

The following discussion only applies to you if you are a non-U.S. holder as defined above.

Special rules may apply to you if you are a “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” or, in certain circumstances, a company that accumulates earnings for the purpose of avoiding tax or, in certain circumstances, a United States individual that is an expatriate, and are subject to special treatment under the Code. In such case, you should consult your tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest

Interest paid on a note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to United States federal income tax or withholding of such tax; provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder (or, if a tax treaty applies, is not attributable to a United States permanent establishment maintained by the non-U.S. holder within the United States); and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for United States federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) provides IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form), as applicable, signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to non-United States status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to withholding of United States federal income tax at a rate of 30% unless such holder provides us with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form), as applicable, claiming an exemption from (or reduction of) withholding under the benefit of a treaty.

If interest on a note is effectively connected with a United States trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a United States permanent establishment maintained by the non-U.S. holder within the United States, then such interest shall be treated as described below under “— Effectively Connected Income.”

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

Generally, any gain recognized by a non-U.S. holder on the disposition of a note (other than amounts attributable to accrued and unpaid interest, which are described under “— Payments of Interest” above) will not be subject to United States federal income tax and withholding, unless:

•	the gain is effectively connected with the conduct of a United States trade or business by the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained in the United States by the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of that disposition, and certain other conditions are met or the non-U.S. holder is subject to Code provisions applicable to certain United States expatriates.

A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Effectively Connected Income

If interest, gain or other income recognized by a non-U.S. holder on a note is, or is deemed to be, “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will not be subject to the withholding of tax discussed above if the non-U.S. holder provides a properly completed and executed IRS Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), or suitable substitute form, but the non-U.S. holder generally will be subject to United States federal income tax on such interest, gain or other income on a net-income basis at regular graduated rates as if it were a United States person (as defined in the Code). In addition to such United States federal income tax, if the non-U.S. holder is a corporation, it may be subject to an additional 30% branch profits tax (or such lower rate as may be prescribed by an applicable tax treaty), which generally is imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code (“FATCA”), unless a “grandfather rule” applies to debt obligations issued by a United States issuer, a 30% withholding tax may be required on certain payments to holders of those obligations (including intermediaries) that do not provide certain information to the applicable withholding agent, which may include the name, address, taxpayer identification number and certain other information with respect to direct and certain indirect U.S. holders. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce, but not eliminate the risk of FATCA withholding for investors in, or holding notes through financial institutions in, such countries. If applicable, FATCA withholding is scheduled to apply to payments of United States source dividends, interest, and other fixed payments beginning January 1, 2014 and to payments from the disposition of property producing such payments (e.g., notes) beginning January 1, 2017. If FATCA withholding were to apply, neither we nor any paying agent nor any other person would be required to pay additional amounts as a result of such withholding.

Information Reporting and Backup Withholding

Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid information reporting and backup withholding with respect to payments on the notes or proceeds from the taxable disposition of the notes.

Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The United States federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the exchange of the notes, and the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

The company and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of 2017 Notes	Principal Amount of 2019 Notes	Principal Amount of 2021 Notes	Principal Amount of 2024 Notes	Principal Amount of 2034 Notes	Principal Amount of 2044 Notes	Principal Amount of 2064 Notes
Citigroup Global Markets Inc.	$100,000,000	$100,000,000	$100,000,000	$150,000,000	$100,000,000	$200,000,000	$150,000,000
J.P. Morgan Securities LLC	100,000,000	100,000,000	100,000,000	150,000,000	100,000,000	200,000,000	150,000,000
Goldman, Sachs & Co.	67,500,000	67,500,000	67,500,000	101,250,000	67,500,000	135,000,000	101,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	67,500,000	67,500,000	67,500,000	101,250,000	67,500,000	135,000,000	101,250,000
Morgan Stanley & Co. LLC	67,500,000	67,500,000	67,500,000	101,250,000	67,500,000	135,000,000	101,250,000
Barclays Capital Inc.	18,750,000	18,750,000	18,750,000	28,125,000	18,750,000	37,500,000	28,125,000
Mitsubishi UFJ Securities (USA), Inc.	18,750,000	18,750,000	18,750,000	28,125,000	18,750,000	37,500,000	28,125,000
RBS Securities Inc.	18,750,000	18,750,000	18,750,000	28,125,000	18,750,000	37,500,000	28,125,000
Credit Agricole Securities (USA) Inc.	5,000,000	5,000,000	5,000,000	7,500,000	5,000,000	10,000,000	7,500,000
Mizuho Securities USA Inc.	5,000,000	5,000,000	5,000,000	7,500,000	5,000,000	10,000,000	7,500,000
Rabo Securities USA, Inc.	5,000,000	5,000,000	5,000,000	7,500,000	5,000,000	10,000,000	7,500,000
Wells Fargo Securities, LLC	5,000,000	5,000,000	5,000,000	7,500,000	5,000,000	10,000,000	7,500,000
BNY Mellon Capital Markets, LLC	3,050,000	3,050,000	3,050,000	4,575,000	3,050,000	6,100,000	4,575,000
Fifth Third Securities, Inc.	3,050,000	3,050,000	3,050,000	4,575,000	3,050,000	6,100,000	4,575,000
Santander Investment Securities Inc.	3,050,000	3,050,000	3,050,000	4,575,000	3,050,000	6,100,000	4,575,000
SG Americas Securities, LLC	3,050,000	3,050,000	3,050,000	4,575,000	3,050,000	6,100,000	4,575,000
Standard Chartered Bank	3,050,000	3,050,000	3,050,000	4,575,000	3,050,000	6,100,000	4,575,000
UniCredit Capital Markets LLC	3,050,000	3,050,000	3,050,000	4,575,000	3,050,000	6,100,000	4,575,000
The Williams Capital Group, L.P.	2,950,000	2,950,000	2,950,000	4,425,000	2,950,000	5,900,000	4,425,000

Total	$500,000,000	$500,000,000	$500,000,000	$750,000,000	$500,000,000	$1,000,000,000	$750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.300% of the principal amount for 2017 notes, up to 0.350% of the principal amount for 2019 notes, up to 0.375% of the principal amount for 2021 notes, up to 0.400% of the principal amount for 2024 notes, up to 0.500% of the principal amount for 2034 notes, up to 0.500% of the principal amount for 2044 notes and up to 0.600% of the principal amount for 2064 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.125% of the principal amount for 2017 notes, up to 0.225% of the principal amount for 2019 notes, up to 0.250% of the principal amount for 2021 notes, up to 0.250% of the principal amount for 2024 notes, up to 0.350% of the principal amount for 2034 notes, up to 0.350% of the principal amount for 2044 notes and up to 0.400% of the principal amount for 2064 notes. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes of each series but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5.9 million.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Conflicts of Interest

As described in “Use of Proceeds,” the company intends to use the net proceeds from the sale of the notes to fund repurchases of its common stock. Certain of the underwriters (or their affiliates) may be holders of shares of the company’s common stock or may facilitate such repurchases and therefore would receive a portion of the proceeds from this offering. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds as a result of the repurchases, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A QIU is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C).

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the underwriters or their affiliates are Agents and/or Lenders under our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including acting as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has severally represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has severally represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Service and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Information

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

LEGAL MATTERS

Bryan Cave LLP, St. Louis, Missouri, as our counsel, will issue an opinion as to the validity of the notes. Mayer Brown LLP, Chicago, Illinois, will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Current Report on Form 8-K dated June 25, 2014, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

This prospectus describes securities which we or any selling security holder may offer and sell at various times. A more detailed description of the securities is contained in this prospectus under “Description of Debt Securities,” “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants and Warrant Units” and “Description of Purchase Contracts and Purchase Units.” The securities may be our senior or subordinated debt securities, shares of our common or preferred stock, depositary shares, warrants or warrant units, purchase contracts or purchase units, and may include securities convertible into or exchangeable for our common or preferred stock.

We will determine the terms of each series of securities (including, as applicable, the specific designation, aggregate principal amount, interest rates, dividend rates, maturity, redemption provisions, ranking and other terms) at the time of sale, and we will describe those terms in a prospectus supplement which we will deliver together with this prospectus at the time of the sale.

We or any selling security holder may sell securities directly to investors or to or through underwriters, dealers or agents. More information about the manner of distribution of the securities is under the heading “Plan of Distribution.” Information about the underwriters or agents who will participate in any particular sale of securities will be in the prospectus supplement relating to those securities.

Unless we state otherwise in a prospectus supplement, we will not list any of the securities on any securities exchange.

Our common stock is traded on the New York Stock Exchange under the symbol “MON.” As of June 25, 2014, the closing price of our common stock was $126.73. Our principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and our telephone number is (314) 694-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves risk. See “Risk Factors” on page 3 of this prospectus.

The date of this prospectus is June 26, 2014.

We have not authorized anyone to give any information or to make any representations concerning the offering of the securities except those which are in this prospectus, any accompanying prospectus supplement, any related free writing prospectus prepared by us or on our behalf or which is referred to under “Where You Can Find More Information” in this prospectus. If anyone gives any other information or representation, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date and information contained or incorporated herein should only be assumed to be accurate as of the date hereof or as of the date of such statement contained in the respective document incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF DEPOSITARY SHARES	20
DESCRIPTION OF WARRANTS AND WARRANT UNITS	23
DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS	24
PLAN OF DISTRIBUTION	25
LEGAL MATTERS	25
EXPERTS	25

As used in this prospectus, unless otherwise indicated, “Monsanto,” “the company,” “we,” “our” and “us” are used interchangeably to refer to Monsanto Company or to Monsanto Company and its subsidiaries, as appropriate to the context.

Unless otherwise indicated, trademarks owned or licensed by Monsanto or its subsidiaries are shown in italics. Unless otherwise indicated, references to “Roundup herbicides” mean Roundup branded herbicides, excluding all lawn-and-garden herbicides, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC (File No. 001-16167). The SEC allows us to incorporate by reference the information that we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, filed October 23, 2013 (Item 8 included in the Form 10-K has been superseded by Current Report on Form 8-K, filed with the SEC on June 25, 2014 (Film No. 14940300), which is incorporated by reference herein);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2013, February 28, 2014 and May 31, 2014, filed January 8, 2014, April 3, 2014 and June 25, 2014, respectively;

•	our Current Reports on Form 8-K filed November 7, 2013, January 29, 2014, May 30, 2014 and June 25, 2014 (Film Nos. 14940300 and 14940577);

•	the description of our common stock set forth in our registration statement on Form 8-A filed October 10, 2000 under the heading “Description of Registrant’s Securities to be Registered” and on Form S-1/A (File No. 333-36956) filed August 30, 2000, under the heading “Description of Capital Stock,” and as updated on Form 8-K dated June 25, 2014 (Film No. 14940577), including any amendments or reports filed for the purposes of updating such description.

Any filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act (except for information “furnished” with the SEC) after the date on which we filed the registration statement of which this prospectus is a part, until the offering of securities is terminated, shall be deemed to be incorporated by reference into the prospectus.

We have filed a registration statement with the SEC to register the securities under the Securities Act of 1933, as amended, which we refer to as the Securities Act. As permitted by SEC rules, this prospectus omits certain information that is contained in the registration statement.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may read and copy any of the documents mentioned above at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet website at http://www.sec.gov and through the New York Stock Exchange, on which our common stock (symbol: “MON”) is listed, and which is located at 20 Broad Street, New York, New York 10005. Copies of these documents may also be available on our website at http://www.monsanto.com, but you should note that other information available on our website is not incorporated by reference into this prospectus. You may also receive a copy of any of these filings, at no cost, by writing or telephoning our Corporate Secretary, at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, telephone (314) 694-1000.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report. It is possible that our business, financial condition, liquidity or results of operation could be materially adversely affected by any of these risks.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this process, we or any selling security holder may sell debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts and units. This prospectus only provides you with a general description of the securities that may be offered. Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any related free writing prospectus prepared by us or on our behalf, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In the interests of our investors, and in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, this section of the prospectus explains some of the important reasons that actual results may be materially different from those that we anticipate. In this prospectus, including the information incorporated by reference herein, we share our expectations for our company’s future performance. These forward-looking statements include statements about our business plans; the potential development, regulatory approval, and public acceptance of our products; our expected financial performance, including sales performance, and the anticipated effect of our strategic actions; the anticipated benefits of recent acquisitions; the outcome of contingencies, such as litigation and the previously announced SEC investigation; domestic or international economic, political and market conditions; and other factors that could affect our future results of operations or financial position. Any statements we make that are not matters of current reportage or historical fact should be considered forward-looking. Such statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” and similar expressions. By their nature, these types of statements are uncertain and are not guarantees of our future performance.

Since these statements are based on factors that involve risks and uncertainties, our company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; expected higher levels of indebtedness and the company’s ability to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors described or referenced in this prospectus, any prospectus supplement, Part I — Item 1A of our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Part II — Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2014, and other documents incorporated by reference herein.

Our forward-looking statements represent our estimates and expectations and are based on currently available information at the time that we make those statements. However, circumstances change constantly, often unpredictably, and many events beyond our control will determine whether the expectations encompassed in our forward-looking statements will be realized. As a result, investors should not place undue reliance on these forward-looking statements. We disclaim any current intention or obligation to revise or update any forward-looking statements, or the factors that may affect their realization, whether in light of new information, future events or otherwise, and investors should not rely on us to do so.

INFORMATION ABOUT MONSANTO

Monsanto is a leading global provider of agricultural products for farmers. Our seeds, biotechnology trait products, herbicides and precision agriculture tools provide farmers with solutions that help improve productivity, reduce the costs of farming and produce better foods for consumers and better feed for animals.

We produce leading seed brands, including DEKALB, Asgrow, Deltapine, Seminis and De Ruiter, and we develop biotechnology traits that assist farmers in controlling insects and weeds and precision agriculture to assist farmers in decision making. We also provide other seed companies with genetic material and biotechnology traits for their seed brands. We also manufacture Roundup and Harness brand herbicides and other herbicides.

Our principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and our telephone number is (314) 694-1000.

USE OF PROCEEDS

Unless we otherwise indicate in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include reducing or refinancing borrowings, meeting working capital needs, capital expenditures, and acquisitions. Except as may otherwise be specified in the prospectus supplement, we will not receive any proceeds from any sale of securities by a selling security holder.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of such security holder’s securities at any time and from time to time. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts any selling security holders may offer securities for sale under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the securities owned by the selling security holders. We will provide a prospectus supplement naming any selling security holders, the amount of securities to be registered and sold and any other terms of securities being sold by each selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense and our estimate of the interest component of rent expense. We have not paid any preference security dividends and, therefore, have not included the ratio of combined fixed charges and preference security dividends to earnings for these periods.

	Years Ended August 31,					Nine Months Ended May 31, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	17.18x	7.44x	11.03x	12.56x	14.85x	22.30x

DESCRIPTION OF DEBT SECURITIES

This section describes some of the general terms of the debt securities that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of any debt securities being offered. The applicable prospectus supplement will also indicate the extent, if any, to which these general provisions may not apply to the debt securities being offered. If you would like more information on these provisions, you may review the Indenture, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The debt securities may be senior unsecured or subordinated securities. The debt securities will be issued under an Indenture, to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

We are summarizing certain important provisions of the debt securities and the Indenture. This is not a complete description of all of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the debt securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

General

The senior debt securities will be our senior unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities may be subordinated to other classes of our indebtedness as described below under “Subordination” and as described further in the applicable prospectus supplement.

The Indenture does not limit the amount of debt securities that we may issue thereunder, nor does it limit other debt that we may issue. The debt securities may be issued at various times in different series and issues, each of which may have different terms. Unless we indicate otherwise in the applicable prospectus supplement for any series or issue, we may treat a subsequent offering of debt securities as a part of the same issue as that series or issue.

As of May 31, 2014, we had approximately $3.2 billion of outstanding indebtedness on a consolidated basis. We will disclose material changes to these amounts in any prospectus supplement relating to an offering of our debt securities. If this prospectus is being delivered in connection with the offering of a series of senior debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of any secured long-term indebtedness that is senior to such senior unsecured indebtedness outstanding as of a recent date.

The prospectus supplement relating to a particular series of debt securities will include the following information concerning those debt securities, to the extent applicable:

•	The title of the debt securities of the series or issue and whether such debt securities are senior or subordinated.

•	The aggregate principal amount of the series or issue of debt securities.

•	The date or dates (or the method by which such date or dates will be determined) on which the principal and premium, if any, will be paid, and the rights we or the holders may have to extend the Maturity of the debt securities.

•	The interest rate on the debt securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the applicable prospectus supplement, and the interest rate may be subject to adjustment.

•	The dates on which we will pay interest on the debt securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

•	If applicable, the terms of subordination of the debt securities.

•	Our right, if any, to defer payments of interest on the debt securities by extending the interest payment period, and the duration of such extensions.

•	Where payments on the debt securities will be made, if it is other than the office mentioned under “Payments on Debt Securities” below.

•	If applicable, the prices at which we may redeem all or a part of the debt securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

•	Any obligation we may have to redeem, purchase, or offer to purchase any of the debt securities under a mandatory redemption, sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

•	If applicable, the terms on which the securities may be converted into or exercised or exchanged for shares of our common stock or other securities or other property.

•	Any additional, modified or different events of default or covenants that will apply to the debt securities.

•	The amounts we would be required to pay if the Maturity of the debt securities is accelerated, if it is less than the principal amount.

•	If payments on the debt securities will be made in any currency other than U.S. dollars, the currencies of the payments.

•	If applicable, the terms under which we, or a holder, may elect that payments on the debt securities be made in a currency other than U.S. dollars.

•	If amounts payable on the debt securities may be determined by a currency or other index, information on how the payments will be determined.

•	Any applicable material Federal income tax consequences.

•	Any other special terms that may apply to the debt securities. (Section 301)

Subordination

Our subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the applicable prospectus supplement.

Payments on Debt Securities

We will make payments on the debt securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the Trustee in New York, New York unless we indicate otherwise in the applicable prospectus supplement, or at such other places at the respective times and in the manner as we designate in the applicable prospectus supplement. (Sections 308 and 1002) As explained under “Book-Entry Debt Securities” below, The Depository Trust Company, which we refer to as DTC, or its nominee will be the initial registered holder unless the applicable prospectus supplement provides otherwise, and we will make payments to DTC or its nominee. Payments to you, as beneficial owner, will be the responsibility of your broker or other DTC participant.

Form, Denominations and Transfers

Unless otherwise indicated in the applicable prospectus supplement:

•	The debt securities will be in fully registered form, without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. (Section 302)

•	We will not charge any fee to register any transfer or exchange of the debt securities (other than for issuance of new debt securities in exchange for mutilated, destroyed, lost or stolen debt securities), except for taxes or other governmental charges, if any. (Section 306)

•	We will not be required (i) to issue, register the transfer of or exchange any debt securities during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of such debt securities to be redeemed and ending at the close of business on the day of such transmission, or (ii) to register the transfer of or exchange any debt security to be redeemed in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 306)

We intend to appoint the trustee under the Indenture as security registrar and paying agent with respect to the debt securities issued under the Indenture.

Original Issue Discount Securities

If debt securities are original issue discount securities, we will offer and sell them at a substantial discount from their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement. “Original issue discount security” means any security which provides that less than the full principal amount will be due if the Maturity is accelerated or if the security is redeemed before its Maturity. (Section 101)

Indexed Debt Securities

Debt securities may provide that the principal amount payable at Maturity or the amount of interest payable will be determined by reference to currency exchange rates, commodity prices, equity indices or other factors. In that case, the amount we will pay to the holders will depend on the value of the applicable currency, commodity, equity index or other factor at the time the payment obligation is calculated. We will include information in the applicable prospectus supplement for those debt securities about how we will calculate the principal or interest payable, and will specify the currencies, commodities, equity indices or other factors to which the principal amount payable at Maturity or interest is linked. We will also provide information about certain additional Federal income tax considerations which would apply to the holders of those debt securities. (Section 101)

Certain Restrictions in the Indenture

Unless we otherwise specify in the applicable prospectus supplement, there will not be any covenants in the Indenture or the debt securities that would protect you against a highly leveraged or other transaction involving us that may adversely affect you as a holder of debt securities. If there are provisions that offer such protection, they will be described in the applicable prospectus supplement.

Restriction on Liens. Under the Indenture, neither we nor any of our restricted subsidiaries (defined below) may issue any notes, bonds, debentures or other indebtedness for money borrowed secured by a pledge of, or mortgage or lien on, any operating property (defined below) owned or leased by us or any restricted subsidiary, or on any shares of stock or indebtedness of any restricted subsidiary, unless we also provide equal and ratable security on the debt securities. (Section 1005) A “restricted subsidiary” is any of our direct or indirect subsidiaries that own any operating property. (Section 101) “Operating property” is any real property or equipment located within the U.S. and used primarily for manufacturing or research and development by us or any of our direct or indirect subsidiaries that has a net book value, after deduction of accumulated depreciation, in excess of 2.0% of our consolidated net assets (defined below), other than any property or equipment:

•	which is financed by obligations issued by a state, commonwealth, territory or possession of the U.S., or any political subdivision or governmental authority of any of the foregoing, or the District of Columbia; or

•	which, in the opinion of our Board of Directors, or of any director or directors and/or the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or the Treasurer of the Company authorized by that board or committee to so act with respect thereto, is not of material importance to the total business conducted by us and our restricted subsidiaries taken as a whole. (Section 101)

Given the nature of our business, and the large number of our facilities in the U.S., at any time there may be few, or no, facilities which would meet the definition of “operating property” referred to above.

This restriction will not apply to the following permitted liens, which will also be excluded in computing secured indebtedness for purposes of this restriction:

•	liens existing as of the date of the Indenture;

•	liens on property, shares or debt of a Person existing at the time it becomes a restricted subsidiary;

•	liens on property existing at the time of acquisition and certain purchase money or similar liens;

•	liens to secure certain development, operation, construction, alteration, repair or improvement costs;

•	liens securing indebtedness owing to us or another restricted subsidiary by a restricted subsidiary;

•	liens in connection with certain government contracts, including the assignment of moneys due or to become due thereon or in connection with obligations issued by a state or a commonwealth or certain other governmental entities;

•	liens arising because of the nonpayment of taxes, assessments or governmental charges or of claims for labor, materials or supplies if such amounts are being contested in good faith or are not of material importance to the business;

•	liens arising from a judgment, decree or court order, provided that proceedings for review have not been finally terminated, or that the period for initiating review has not expired;

•	certain liens relating to security for the performance of a bid or contract, in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money; and

•	extensions, substitutions, replacements or renewals of the liens described above. (Section 1005)

There is an additional exception as described below under “10% Basket Amount.”

“Consolidated net assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from such amount all current liabilities, excluding certain renewable or extendible indebtedness, as shown on our latest statement of consolidated financial position and computed in accordance with generally accepted accounting principles. (Section 101)

Restriction on Sale and Leaseback Transactions. Under the Indenture, neither we nor our restricted subsidiaries may enter into any sale and leaseback transactions involving any operating property, except for leases not exceeding three years by the end of which we intend to discontinue use of the property, unless an amount equal to the fair value of the operating property leased is applied within 120 days to:

•	the purchase of any asset or any interest in an asset which would qualify, after purchase, as an operating property; or

•	the retirement of indebtedness maturing more than one year after the date of determination, which may include debt securities to the extent they mature more than one year after such date. (Section 1006)

There is an additional exception as described below under “10% Basket Amount.”

10% Basket Amount. In addition to the exceptions described above under “Restriction on Liens” and “Restriction on Sale and Leaseback Transactions,” the Indenture allows additional secured indebtedness and additional sale and leaseback transactions as long as the total of the secured indebtedness plus the attributable debt (defined below) in respect of sale and leaseback transactions, other than sale and leaseback transactions the proceeds of which are applied as described under “Restriction on Sale and Leaseback Transactions” above, does not exceed 10% of our consolidated net assets. “Attributable debt” means, as of the time of determination, the total obligation, discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with generally accepted accounting principles, of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such sale and leaseback transactions, to the extent that such obligation is required to be reflected as indebtedness on our balance sheet under generally accepted accounting principles as in effect at the time. (Sections 101, 1005 and 1006)

Redemption

If and to the extent set forth in the applicable prospectus supplement, we will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement. (Section 1101)

Events of Default

An event of default in respect of any series of debt securities means:

•	default for 30 days in payment of interest on any debt security of that series;

•	default in payment of principal of or premium, if any, on any debt security of that series at Maturity;

•	default for 30 days in the deposit of any sinking fund payment when due in respect of that series;

•	our failure in the performance of any other of the covenants or warranties in the applicable Indenture which continues for 90 days after notice to us by the Trustee or by holders of at least 25% in aggregate principal amount of the debt securities of all series affected thereby;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default described in the applicable prospectus supplement as being applicable to debt securities of that series. (Section 501)

If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) with respect to any series of debt securities occurs and is continuing, unless the principal has already become due and payable, either the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount of such debt securities as may be specified in the terms of those securities) of all debt securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series. An event of default relating to a bankruptcy, insolvency or reorganization will cause the outstanding securities to become immediately due and payable without any declaration or other act by the Trustee or the holders. The annulment and waiver may not be made with respect to a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of that series and certain other specified defaults, unless those defaults have been cured or waived. (Section 502 and 513)

The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such original issue discount securities upon the occurrence and continuation of an event of default.

Within 90 days after the occurrence of a default with respect to any series of debt securities then outstanding, the Trustee must give to the holders of the outstanding debt securities of that series notice of such default to the extent provided by the Trust Indenture Act, unless such default shall have been cured or waived. However, except in the case of default in the payment of principal of or premium, if any, or interest on any debt security of that series, or in the deposit of any sinking fund payment which is provided for, the Trustee may withhold the notice if the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that it is in the interest of the holders of that series of debt securities, and provided further that in the event of a breach of certain covenants, representations or warranties, such notice will not be given before 60 days after the occurrence of such default. (Section 602)

Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified to its satisfaction by such holders, subject to its duty, during an event of default, to act with the required standard of care. (Section 603(e))

We must file annual certificates with the Trustee certifying that we are in compliance with conditions and covenants under the Indenture. (Section 1008)

The Indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series affected thereby, voting as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, in respect of such series, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture or the debt securities or that a responsible officer (or responsible officers) of the Trustee determines in good faith would expose it to personal liability. (Section 512)

Defeasance

The Indenture includes provisions allowing defeasance of the debt securities of any series issued thereunder. In order to defease debt securities, we would deposit with the Trustee or another trustee money or U.S. government obligations sufficient to make all payments on those debt securities. If we make a defeasance deposit with respect to a series of debt securities, we may elect either:

•

to be discharged from all of our obligations on such series of debt securities, except for our obligations to register the debt securities, register transfers and exchanges, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1302); or

•	to be released from our obligations under certain covenants related to such series of debt securities, including the restrictions described herein relating to consolidations, mergers and sales of assets, and to liens and sale and leaseback transactions. (Section 1303).

As a condition to any such defeasance under Section 1302 of the Indenture, we must deliver to the Trustee an opinion of our counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1304)

The applicable prospectus supplement will state if any defeasance provision will not apply to debt securities offered in connection with that prospectus supplement.

Modification of the Indenture and Waiver of Covenants

With authorization from our Board of Directors, we may enter into supplemental indentures without the consent of any holders for certain limited purposes, including:

•	to evidence the succession of another Person to our rights and the assumption by any such successor of our covenants in the Indenture and in the debt securities;

•	to add to our covenants or other provisions for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

•	to add any additional events of default in respect of all or any series of debt securities;

•	to add to or change any of the provisions of the Indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, uncertificated form or in the form of book-entry securities;

•	to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) does not (A) apply to any debt security of any series entitled to the benefit of such provision that was created prior to the execution of such supplemental indenture and (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) shall become effective only when there is no such debt security outstanding;

•	to secure the debt securities or to provide that any of our obligations under any series of debt securities shall be guaranteed and the terms and conditions for the release or substitution of such security or guarantee;

•	to establish the form or terms of debt securities of any series; or

•	to evidence the appointment of a successor Trustee with respect to the debt securities of one or more series and provide for the acceptance of such appointment by the successor Trustee and to add to or change any of the provisions of the Indenture to provide for or facilitate the trust administration under the Indenture by more than one Trustee;

•	if allowed, without penalty under applicable laws and regulations, to permit payment in the U.S. (including any of the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction of principal, premium, if any, or interest, if any, on debt securities in bearer form or coupons, if any;

•	to cure any ambiguity or to correct or supplement any provision in the Indenture, or in any supplemental indenture, which may be defective or inconsistent with any other provision in the Indenture or to eliminate any conflict between the terms of the Indenture and the Trust Indenture Act; or

•	to make any other change with respect to matters or questions arising under this Indenture which does not materially adversely affect the interests of the holders of a series of debt securities affected thereby. (Section 901)

We may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of a series of debt securities outstanding thereunder if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities adversely affected by the addition, change or elimination, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture:

•	change the Stated Maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any debt security of any series;

•	reduce the aforesaid percentage of outstanding debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder; or

•	effect certain other specified changes. (Section 902)

We may also omit compliance with specified covenants in the Indenture upon waiver by holders of a majority in principal amount of outstanding debt securities affected by such covenants. (Section 1007)

Consolidation, Merger, Conveyance, Transfer or Lease of Assets

Under the Indenture we may, without the consent of the holders of any of the outstanding debt securities, consolidate with or merge into any other Person or convey, transfer or lease our assets substantially as an entirety to any Person provided that:

•	the successor is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia;

•	the successor assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other specified conditions are met. (Section 801)

Upon the consolidation, merger or conveyance, transfer or lease, the successor formed by the consolidation, or into which we are merged or to which the conveyance, transfer or lease is made, will succeed to, and be substituted for us under the Indenture and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture. (Section 802)

Unless we specify otherwise in the applicable prospectus supplement, the Indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the merger, consolidation or conveyance, transfer or lease of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. will be the Trustee under the Indenture. The Bank of New York Mellon Trust Company, N.A. is the successor Trustee under our Indenture, dated as of August 1, 2002, pursuant to which we previously issued the following securities, which remain outstanding in whole or in part: $300 million principal amount of our 2.750% Senior Notes due 2016; $400 million principal amount of our Floating Rate Senior Notes due 2016; $300 million principal amount of our 5.125% Senior Notes due 2018; $300 million principal amount of our 1.850% Senior Notes due 2018; $250 million principal amount of our 2.200% Senior Notes due 2022; $282 million principal amount of our 5.500% Senior Notes due 2025; $395 million principal amount of our 5.500% Senior Notes due 2035; $247 million principal amount of our 5.875% Senior Notes due 2038; $250 million principal amount of our 3.600% Senior Notes due 2042; and $300 million principal amount of our 4.650% Senior Notes due 2043. Additionally, our subsidiary, Monsanto Finance Canada Co., issued $150 million principal amount of its 5 1⁄2% Senior Notes due 2035 under an indenture pursuant to which the Trustee served as trustee. We subsequently assumed our subsidiary’s obligations in respect of those securities pursuant to a supplemental indenture with the Trustee. Affiliates of the Trustee have been participants in our revolving credit agreements, and provide other commercial banking services to us. An affiliate of the Trustee was an underwriter in connection with certain of the offerings referred to above.

There may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. (Section 101) We may remove the Trustee in respect of any series as long as there is no event of default and no event that, upon notice or lapse of time or both, would become an event of default in respect of that series. The holders of a majority of the principal amount of the series may also remove the Trustee under the Indenture at any time. The Indenture prescribes procedures by which the Trustee will be replaced, in the event of its removal. (Section 610)

If the Trustee under the Indenture is or becomes one of our creditors, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if after a specified default has occurred and is continuing, if the Trustee acquires or has a conflicting interest, it must eliminate such conflict within 90 days or receive permission from the SEC to continue as a trustee or resign. (Section 608)

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus or in an applicable prospectus supplement, any action to be taken by the Trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture. (Sections 101, 608 and 610)

Governing Law

Unless otherwise specified in the applicable prospectus supplement and except to the extent that the Trust Indenture Act applies, the Indenture and the debt securities will be governed by New York law. (Section 112)

Book-Entry Debt Securities

Unless otherwise indicated in the prospectus supplement, DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency”

registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by

Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock and the provisions of our certificate of incorporation and bylaws. The following also summarizes some relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law. Since the terms of our certificate of incorporation and bylaws and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file as exhibits to documents we have filed with the SEC, which are available as described under “Where You Can Find More Information.”

General

We are authorized to issue 1,500,000,000 shares of our common stock, $0.01 par value, and 20,000,000 shares of undesignated preferred stock, $0.01 par value.

Common Stock

All of our outstanding shares of common stock are fully paid and nonassessable. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareowners, including the election of directors. The holders of our common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions applicable to our common stock.

Computershare is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “MON.” As of May 31, 2014, there were 524,387,545 shares of our common stock issued and outstanding.

Preferred Stock

Our board of directors has the authority, without action by the shareowners, to designate and issue our preferred stock from time to time in one or more series, with such voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions providing for the designation and issuance of such stock adopted from time to time by the board of directors. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us without further action by our shareowners.

The shares of different series may differ, including as to rank, as may be provided in our certificate of incorporation or as may be fixed by our board of directors as described above. Subject to shareowner approval, we may from time to time amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock.

The material terms of any series of preferred stock being offered will be described in the prospectus supplement relating to that series of preferred stock. That prospectus supplement may not restate the amendment to our certificate of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in the applicable prospectus supplement, will define your rights as a holder of preferred stock. The certificate of amendment to our certificate of incorporation or board resolution will be filed with the Secretary of State of the State of Delaware and with the SEC.

No shares of our preferred stock are currently outstanding, and we have no present plans to issue any shares of our preferred stock.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, corporate recapitalization transactions such as stock splits and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices.

Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws described in more detail below may discourage certain types of transactions that involve an actual or threatened change of control of us. Since the terms of our certificate of incorporation and bylaws may differ from the summary we are providing below, you should only rely on the actual provisions of our certificate of incorporation and bylaws. If you would like to read our certificate of incorporation or bylaws, they are on file as exhibits to documents we have filed with the SEC, which are available as described under “Where You Can Find More Information.”

Size of Board

Our certificate of incorporation provides that the number of directors to constitute the board of directors will be fixed from time to time by resolution of our board of directors, subject to any rights of holders of any outstanding series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances. Our bylaws provide for a board of directors of at least five but not more than twenty directors. In accordance with our bylaws, our board of directors has fixed the number of directors at thirteen.

Election of Directors

Until the annual meeting of shareowners to be held in 2016, the board of directors is classified such that the terms of office of directors elected at the annual meeting of shareowners held in 2011, 2012 and 2013 shall expire at the annual meeting of shareowners to be held in 2014, 2015 and 2016, respectively. Commencing at the 2014 annual meeting, directors succeeding those whose terms are then expired are elected to hold office until the next annual meeting and until their successors are elected and qualified. Commencing with the 2016 annual meeting, the classification of the directors terminates and all directors are elected for a term ending at the next annual meeting or until their earlier death, resignation, removal or disqualification.

A director is generally elected by the vote of a majority of the votes cast at a meeting at which the election is held, except that, in case of a contested election, directors are elected by the vote of a plurality of the votes present in person or represented by proxy at the meeting. In order for one of our shareowners to nominate a candidate for director, our bylaws require that such shareowner give timely notice to us in advance of the meeting. Ordinarily, the shareowner must give notice not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. The notice must describe various matters regarding the nominee, the shareowner giving the notice, and the beneficial owner on whose behalf the nomination is made. Our certificate of incorporation does not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of common stock can elect all the directors being elected at a meeting of shareowners.

Removal of Directors

Our certificate of incorporation provides that until our 2016 annual meeting of shareowners, shareowners may remove a director only “for cause” and with the approval of the holders of 70% of our voting stock, and thereafter, shareowners may remove a director with or without “cause” with the approval of the holders of 70% of our voting stock, in each case, subject to any rights of holders of any outstanding series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances.

Filling Vacancies

Our certificate of incorporation provides that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding, only the vote of a majority of the remaining directors may fill vacancies (although less than a quorum).

Limitations on Shareowner Action by Written Consent

Our certificate of incorporation eliminates the right of shareowners to act by written consent without a meeting.

Limitations on Calling Shareowner Meetings

Under our bylaws, shareowners may not call special meetings of shareowners or require our board of directors to call special meetings of shareowners, and only our board of directors or a committee of the board may call special meetings of our shareowners, unless otherwise provided by Delaware law.

Limitations on Proposals of Other Business

Other than with respect to proposals brought pursuant to Rule 14a-8 under the Exchange Act, in order for a shareowner to bring a proposal before an annual meeting, our bylaws require that the shareowner give timely notice to us in advance of the meeting. Ordinarily, in order to submit a proposal pursuant to our bylaws, the shareowner must give notice at least 90 days but not more than 120 days before the first anniversary of the preceding year’s annual meeting. The notice must include a description of the proposal, the reasons for the proposal and other specified matters, including information regarding the shareowner giving the notice and the beneficial owner, if any, on whose behalf the proposal is made.

Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareowner action in accordance with the provisions of applicable law.

Notice by a shareowner to us requesting inclusion of a proposal in our proxy statement pursuant to Rule 14a-8 under the Exchange Act will be considered timely if submitted prior to the deadline specified in Rule 14a-8. Upon timely receipt, we determine whether or not to include such proposal in accordance with such Rule.

Anti-Takeover Effects of Provisions

The inability to vote shares cumulatively, the advance notice requirements for nominations and provisions of our certificate of incorporation and bylaws that limit the ability of shareowners to increase the size of our board or to remove directors and that permit the remaining directors to fill any vacancies on our board of directors make it more difficult for shareowners to change the composition of our board of directors, whether or not a change in our board of directors would benefit us and our shareowners.

The provisions of our bylaws that require advance notice of other proposals for a meeting of shareowners may make it more difficult for shareowners to take action opposed by the board of directors. Moreover, even though a shareowner may submit a proposal in accordance with advance notice provisions, a shareowner cannot force a shareowner consideration of a proposal over the opposition of our board of directors by calling a special meeting of shareowners.

These provisions make it more difficult and time-consuming to obtain majority control of our board of directors or otherwise bring a matter before shareowners without our board’s consent, and thus reduce our vulnerability to an unsolicited takeover proposal. These provisions enable us to develop our business in a manner which will foster long-term growth by reducing to the extent practicable the threat of a takeover not in the best interests of us or our shareowners and the potential disruption entailed by that threat. On the other hand, these provisions may adversely affect the ability of shareowners to influence our governance and the possibility that shareowners would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management.

We do not have a shareowner rights plan and we are not currently considering adopting one. The board of directors has adopted a policy that it will only adopt a shareowner rights plan if either (1) the shareowners have approved adoption of the rights plan or (2) the board of directors in its exercise of its fiduciary responsibilities, including a majority of the independent members of the board of directors, makes a determination that, under the circumstances existing at the time, it is in the best interests of the shareowners to adopt a shareowner rights plan without the delay in adoption that would come from the time reasonably anticipated to seek shareowner approval.

Delaware Statutory Provisions

Delaware law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us.

In general, Delaware law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareowners.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary under a separate deposit agreement between us and a bank or trust company we select. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to those depositary shares. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary.

General

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

Redemption of Depositary Shares

If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

Subject to the provisions of the deposit agreement, whenever:

•	any cash dividend or other cash distribution becomes payable;

•	any distribution other than cash is made;

•	any rights, preferences or privileges are offered with respect to the preferred stock;

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice; or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith.

Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.

The descriptions of the deposit agreements in this prospectus are summaries of the material provisions of the applicable agreements. These descriptions do not include all terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any depositary shares in more detail; and we urge you to read the applicable prospectus supplement and the deposit agreement because they, and not our summaries and descriptions, will define your rights as holders of the depositary shares. The applicable prospectus supplement will also state whether any of the generalized provisions summarized above do not apply to the depositary shares or depositary receipts being offered. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF WARRANTS AND WARRANT UNITS

We may issue warrants, including warrants to purchase our debt securities, common stock, preferred stock, depositary shares or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to the warrants being offered.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. Such terms will include:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants, including adjustments in the exercise price;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material Federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The descriptions of the warrant agreements in this prospectus are summaries of the material provisions that would appear in the applicable agreements. These descriptions do not include all terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any warrants or warrant units in more detail; and we urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the warrants or any warrant units. The applicable prospectus supplement will also state whether any of the generalized provisions summarized above do not apply to the warrants or warrant units being offered. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, our debt securities, common stock, preferred stock, depositary shares or any combination of the foregoing at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of purchase contracts. These payments may be unsecured or prefunded on a basis to be specified in the prospectus supplement relating to the purchase contracts. The purchase contracts may be issued separately or as part of purchase units consisting of a purchase contract and an underlying security, which may include debt obligations of third parties, such as U.S. Treasury securities, that is pledged by the holder of a purchase contract to secure its obligations under the purchase contract.

The prospectus supplement relating to any purchase contracts or purchase units we are offering will specify the material terms of the purchase contracts, the purchase units and any applicable pledge or depository arrangements, including one or more of the following:

•	the amount that a holder will be obligated to pay under the purchase contract, or the formula by which such amount shall be determined;

•	the settlement date or dates on which the holder will be obligated to purchase the securities, and the conditions, if any, under which the settlement date may occur on an earlier date;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•	the settlement rate, which will determine the number of shares or other securities to be purchased, which may be determined by a formula, which may be based on the market price of our common stock or preferred stock over a specified period or determined by reference to other factors;

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security, which would be pledged by the holder to secure its obligations under a purchase contract;

•	the type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract;

•	the terms of any pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or distributed to the holder; and

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the terms of payment and any provisions for deferral of payment; the contract fee may be a percentage of the stated amount of the purchase contract or determined by other factors.

The descriptions of the purchase contracts, purchase units and any applicable underlying security or pledge or depository arrangements in this prospectus are summaries of the material provisions that would appear in the applicable documents. These descriptions do not include all terms of those documents and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units in more detail; and we urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the purchase contracts or purchase units. The applicable prospectus supplement will also state whether any of the generalized provisions summarized above do not apply to the purchase contracts, purchase units and any applicable underlying security being offered. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

PLAN OF DISTRIBUTION

We or any selling security holder may offer or sell securities to or through one or more underwriters, dealers and agents, or through a combination of any of these methods, or directly to purchasers, on a continuous or delayed basis. We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any prospectus supplement will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated June 25, 2014, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$4,500,000,000

Monsanto Company

$500,000,000 1.150% Senior Notes due 2017

$500,000,000 2.125% Senior Notes due 2019

$500,000,000 2.750% Senior Notes due 2021

$750,000,000 3.375% Senior Notes due 2024

$500,000,000 4.200% Senior Notes due 2034

$1,000,000,000 4.400% Senior Notes due 2044

$750,000,000 4.700% Senior Notes due 2064

PROSPECTUS SUPPLEMENT

June 26, 2014

Joint Book-Running Managers

Citigroup

J.P. Morgan

BofA Merrill Lynch

Goldman, Sachs & Co.

Morgan Stanley

Barclays

Mitsubishi UFJ Securities

RBS

Co-Managers

Credit Agricole CIB

Mizuho Securities

Rabo Securities

Wells Fargo Securities

BNY Mellon Capital Markets, LLC

Fifth Third Securities

Santander

SOCIETE GENERALE

Standard Chartered Bank

UniCredit Capital Markets

The Williams Capital Group, L.P.